EXHIBIT 23.1

[LETTERHEAD OF CHERRY BEKAERT & HOLLAND]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of Citizens South Banking Corporation of our report dated June 28, 2010, related to the statements of net assets available for benefits of as of December 31, 2009 and 2008 and the related statement of changes in net assets available for benefits for the year ended December 31, 2009 which are included in the December 31, 2009 Annual Report on Form 11-K of Citizens South Bank Employees’ Savings & Profit Sharing Plan.

/s/ Cherry Bekaert & Holland, LLP
Gastonia, North Carolina
June 28, 2010